EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-119697 and 333-137107) of Huron Consulting Group Inc. of our report dated March 28, 2007 relating to the financial statements of Glass & Associates, Inc., which appears in Exhibit 99.1 of this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
March 28, 2007